EXHIBIT (c)(3)

Contact Information

UBS Securities LLC

1999 Avenue of the Stars

15th Floor

Los Angeles CA 90067

Phone : 310-556-6700

Fax : 310-772-7304

www.ubs.com

UBS Securities LLC is a subsidiary of UBS AG

Presentation to the Special Committee of the Board of Directors of Han Solo

Regarding Project Star Wars – February 10, 2004

February 2004

Table of Contents

SECTION 1	Executive Summary	1

SECTION 2	Overview of Luke Skywalker	6

SECTION 3	Market Update of Han Solo	9

SECTION 4	Overview of UBS	19

SECTION 1

Executive Summary

Agenda

UBS would like to address the following topics:

•	Introduce UBS team that will be assisting the Special Committee

•	Provide the Special Committee with the background behind the discussions with Luke Skywalker

•	Discuss next steps and potential timing

•	Provide an overview of Luke Skywalker and principals from Luke Skywalker involved in the process

•	Provide a market update on Han Solo

•	Provide overview of UBS

The UBS Team

UBS Investment Banking

Jeff Raich Managing Director Head of West Coast Mergers and Acquisitions 310-556-6789	Craig Wadler Executive Director Retail Investment Banking 310-556-6756

Evan Winkler Director 310-556-6733	Jeremy May Analyst 310-556-6774

Background

•	In early September 2003 rumors began appearing in the popular press that Viacom was considering an outright sale of its Blockbuster unit, a controlled publicly traded subsidiary

•	Following several months of heightened speculation, Blockbuster’s board formed a special committee in mid-December 2003 to evaluate potential transactions including an outright sale of the Company

•	it appears that due to valuation concerns, Viacom announced a spinoff transaction with respect to Blockbuster

•	During this time period, Han Solo received inbound calls from financial sponsors expressing an interest in the Company

•	the Blockbuster process may have acted as a market catalyst

•	On January 30, 2004, Mark Wattles advised the board of preliminary discussions with Luke Skywalker and the Special Committee was formed

•	On February 3, UBS and Luke Skywalker performed initial due diligence on Han Solo in Portland

•	On February 6, the special committee engaged Gibson, Dunn & Crutcher as its legal advisor

•	Luke Skywalker has indicated the Special Committee can expect an initial proposal in the near future

Timing and Next Steps

Prior to receipt of a proposal, if any, there are a number of items that the committee and its advisors should consider

•	Perform financial due diligence

•	Develop preliminary views on valuation

•	Continue dialogue with Luke Skywalker

After receipt of a proposal, if any, the committee would need to address the following:

•	Establish process

•	negotiate with Luke Skywalker exclusively, or seek a broader process and the timing involved

•	process likely to be influenced by relative attractiveness of proposal

•	process must be considered in light of confidentiality issues and potential business disruption

•	Determine views on offer terms and valuation

•	Develop negotiation strategy

•	trade offs may exist between economic and non-economic terms

•	Respond / negotiate with to Luke Skywalker and others

SECTION 2

Overview of Luke Skywalker

Luke Skywalker

Fund Statistics

Location:	11111 Santa Monica Blvd., Ste. #2000 Los Angeles, CA 90025 Phone: 310-954-0444 Fax: 310-954-0404 www.leonardgreen.com

Recent Funds:	Green Equity Investors, IV $1.85 billion, 2002 Green Equity Investors, III $1.24 billion, 1998 Green Equity Investors, II $311 million, 1994 Green Equity Investors, L.P. $216 million, 1989

Deal Team Members:	John Danhakl Peter Nolan Jonathan Sokoloff John Baumer James Halper Jonathan Seiffer	Managing Partner Managing Partner Managing Partner Partner Partner Partner

Target Investment: Year Formed:	$50 - $250 million of equity 1989

Selected Retail Investments

Company	Inv. Date
FTD Inc. (pending)	2003

Petco Animal Supplies	2000

RiteAid Corp	1999

Leslie’s Poolmart Inc.	1997

Big 5 Sporting Goods Corp	1992

Firm Overview

•	Luke Skywalker was founded in 1989 by Leonard I. Green. Leonard was a pioneer in the development of the leveraged buyout industry

•	Most recently raised $1.85 billion, Green Equity Investors IV, which increased the total amount of private equity capital managed by the firm to more than $3.7 billion

•	Has invested more than $875 million in some 27 transactions since 1989

•	Largest private equity firm in Southern California

•	Does not invest in startups or in technology-centric ventures

Investment Approach

•	Target equity investment of $50-$250 million

•	Targets cash flow positive businesses that have the ability to grow by at least 50% over a five-year period

•	Partners with management to enhance the value of companies through operational improvements, acquisitions, financial engineering, and other strategic initiatives

Biographies of Key Principals Involved

JOHN G. DANHAKL MANAGING PARTNER
John joined Luke Skywalker in 1995.
Previously John was a Managing Director in the Los Angeles office of DLJ, which he joined in 1990, and where he worked extensively with Luke Skywalker as its lead investment banker.

Prior to DLJ, John was a Vice President in corporate finance at Drexel from 1985 to 1990.

John presently serves on the Board of Directors of AsianMedia Group LLC, Big 5 Sporting Goods Corporation, Diamond Triumph Auto Glass, Inc., Leslie’s Poolmart, Inc., Liberty Group Publishing, Inc., MEMC Electronic Materials, Inc., Petco Animal Supplies, Inc., VCA Antech, Inc., Phoenix Scientific, Inc. and Arden Group, Inc.

He earned a Bachelor of Arts degree in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

JOHN M. BAUMER PARTNER
John joined Luke Skywalker in 1999.
Previously John was a Vice President at DLJ in Los Angeles, which he joined in 1995.
Prior to DLJ, John worked at Fidelity Investments and Arthur Andersen.

John presently serves on the Board of Directors of Intercontinental Art, Inc., Leslie’s Poolmart, Inc., Petco Animal Supplies, Inc., Phoenix Scientific, Inc., VCA Antech, Inc. and Rand McNally & Company.

He earned a Bachelor of Business Administration from the University of Notre Dame and an M.B.A. from the Wharton School at the University of Pennsylvania.

SECTION 3

Market Update of Han Solo

Financial Overview of Han Solo

Han Solo trading statistics

Market Valuation

($ in millions, except per share data)
Exchange	NASDAQ
Share price as of 2/6/04	$11.63
LTM High / Low	$18.85 /$11.10
% of LTM High	61.7%
F.D. Shares Outstanding	67.027
Market Valuation	$779.5
Plus: Debt	371.3
Less: Cash	(74.1)
Enterprise Value	$1,076.7

Valuation Data 1 :

	Statistic	Multiple
Enterprise Value /
2003 Revenue	$1,682.5	0.6x
2003 EBITDA	244.0	4.4x

Price /
2004E EPS	$1.39	8.4x
2005E EPS	1.65	7.0x

Trading Data:
Float in Shares		57.4
Float Value		$667.4
% of Basic Market Cap		94.3%

	Shares (000s)	Price per Share
1 month Avg.	1,665.7	$11.87
3 month Avg.	1,751.1	13.02
6 month Avg.	1,396.6	15.00
12 month Avg.	1,150.4	15.61

Note:

1	Revenue and EBITDA projections per Wall Street research and EPS estimates per First Call

LTM Price / Volume Performance

Source: Factset

Price / Volume Performance

Han Solo’s stock performance for five years, twelve months, six months and one month

Five-Year

Source: Factset

Twelve Month

Source: Factset

Six Month

Source: Factset

One Month

Source: Factset

Han Solo Volume Traded Analysis

Last 12 Months1

Trading Statistics

Current Price	$11.63
Trading Days	253

Avg. Volume	1,150,412
Total Volume	291,054,165

Float	57,390,000

Stock Price Range

Volume Traded in Range	23,537	47,577	39,509	28,620	23,767	63,182	50,904	13,958
Cumulative Volume Traded at or Below Range	8.1%	24.4%	38.0%	47.8%	56.0%	77.7%	95.2%	100.0%

Notes:

1	Total volume is assigned to the average of the high and low price of the day

Indexed Price Performance

Han Solo’s stock price performance relative to its peer group and broad market indices over five years and YTD

Five-Year	LTM 2/6/04

Source:

Notes:

1.	Equal weighted comparable index includes: Blockbuster and Movie Gallery

Comparable Company Analysis

Han Solo’s trading multiples relative to comparable companies

Company Name	Price 2/6/04	Total Enterprise Value	Equity Market Value	LTM Revenue	LTM EBITDA	LTM EBITDA Margin	TEV / LTM		Price / EPS		LT Growth Rate	2004 PEG Ratio
							Revenue	EBITDA	CY 2003	CY 2004
Netflix	76.63	2,064.4	2,198.1	272.2	66.2	24.3%	7.6x	31.2x	60.3x	32.2x	51.4%	0.63x

Movie Gallery Inc.	19.11	640.3	659.8	649.7	101.8	15.7%	1.0x	6.3x	10.7x	9.2x	15.9%	0.58x
Blockbuster, Inc.	16.59	3,210.7	3,022.5	5,876.9	667.6	11.4%	0.5x	4.8x	10.2x	8.9x	14.5%	0.62x

Mean (excludes NFLX)						13.5%	0.8x	5.5x	10.5x	9.1x	15.2%	0.60x

Han Solo	$11.63	$1,076.7	$779.5	$1,682.5	$244.0	14.5%	0.6x	4.4x	8.4x	7.0x	16.0%	0.44x

Select Research Analyst Views

Han Solo research coverage

	Bear Sterns & Co	Fulcrum Global Partners	Morgan Keegan	Southwest Securities
Analyst	James Hurley	Stacey Widlitz	Robert DeLean	Arvind Bhatia

Latest Report / Update	January 14, 2004	January 7, 2004	January 30, 2204	January 30, 2004

Price at Report	$12.54	$12.62	$11.25	$11.25

FY 2004 Revenue / EPS	NA / $1.51	$1,759 / $1.38	$1,843 / $1.34	$1,735 / $1.33

FY 2005 Revenue / EPS	NA / $1.68	NA / NA	NA / NA	NA / NA

12-month Price Target	NA	$11.00	NA	$17.00

Selected Comments

“While we acknowledge that Han Solo’s valuation seems relatively undemanding with the shares currently trading at a P/E multiple of 8.3x on our 2004 EPS estimate of $1.51, we believe that further downward earnings revisions are likely. While it is also true that Han Solo generates a free cash flow yield of about 10%-12%, management indicated on its most recent conference call that, depending on how the company decides to invest its free cash flow, EPS in 2004 could be lower than 2003. At the same time, we believe that the Game Crazy buy/sell/trade video game concept will continue to be a drag on earnings results (the original plan was for Game Crazy to be accretive in 2004), especially since we anticipate that competition in that arena will only intensify.”

		“Although the stock might appear cheap, we do not see any catalyst for the stock. First, we believe the retail business will continue to cannibalize the rental business. Second, we believe the company is still not purchasing sufficient non-revenue sharing titles in order to send studios a “message” about its desire to enter into revenue sharing agreements. We suspect that did not help rental comps. Third, as more players enter the game business, we believe supply will outstrip demand. In addition, we are concerned about irrational pricing in the used game business. Finally, we are not convinced Han Solo is positioned to capitalize on new initiatives, including a subscription model. Rather than drive top-line growth, we believe new initiatives are more likely to be costly and lead to earnings missteps in 2004.”	“We are going to stay on the sidelines while management sorts out the issues. It seems that Han Solo’s core business is sagging, as rental trends among its light, medium and heavy renters are coming down. While Game Crazy was Han Solo’s catalyst for growth in this mature industry, it seems to have some issues of its own, including used inventory problems. In spite of these difficulties, Han Solo is still evaluating new business initiatives. We are just a bit concerned that resources are being spread too thin while the core business stagnates in an unhealthy environment. We remain hopeful that these issues are taken care of, that Game Crazy will become accretive in FY05 and that the core business will grow at a steady clip. This remains an excellent cash flow business and Han Solo is the least expensive name in its group trading at 8.4x our FY04 estimate of $1.34, but without a clear catalyst or evidence of an improving outlook, we are maintaining our Market Perform / Speculative rating on shares of Han Solo.”	“We believe the stock is suitable for value-minded investors with a longer-term horizon. Han Solo is clearly a prove-me story at this point and near-term risks remain. In fact, management indicated Q104 trends, while better than the negative December trends, were lower than expected. That being said, Han Solo’s cash flows are impressive. We believe management’s expectation of $100 million in free cash flow during 2004 is reasonable. This is cash after store openings and inventory purchase etc. i.e., cash available to buyback stock, reduce debt and invest in new initiatives. Management has made it clear it intends to buyback stock. Currently the company has $23 million available under its buyback program. We are reiterating our Strong Buy rating on the stock. Our new 12-month target price is $17, which is based on 12.5x (mid-point of expected 3-year growth rate of 10% to 15%)”

Recommendation	Outperform	Buy	Outperform Speculative	Strong Buy

	Peer Perform	Neutral	Market Perform Market Risk	Neutral

	Underperform	Sell	Underperform Conservative	Sell

Select Research Analyst Views

Han Solo research coverage

	Wedbush Morgan	Wells Fargo
Analyst	Michael Pachter	Jennifer Jordan
Latest Report / Update	January 30, 2004	January 7, 2004
Price at Report	$11.25	$12.62

FY 2004 Revenue / EPS	$1,833 / $1.40	$1,813 / $1.46
FY 2005 Revenue / EPS	NA / NA	$1,981 / $1.68
12-month Price Target	$19.25	$22.00

Selected Comments

“We continue to believe that the movie rental business will grow at the rate of GDP growth over the long-term, and believe that Han Solo is well positioned to generate substantial free cash flow (FCF). We expect Hollywood to generate $100 million in FCF in 2004, and believe that the stock is undervalued at a market cap/FCF multiple of only 7x, and at an enterprise value/FCF multiple of only 10x.”

“We value Han Solo at a forward P/E of 14x our FY:04 estimate of $1.40/share. This multiple is slightly above the current multiples for its peer group, and we believe a premium is warranted in light of the substantial investment in growth that Hollywood has made with its Game Crazy rollout.”

“We reiterate our Buy rating on the shares of Han Solo, even though we are lowering our price target from $23 to $22, or about 13x our new CFY05 adjusted EPS estimate of $1.68. The shares are trading at only 8.7x our lower CY04 earnings forecast of $1.46, still remarkably cheap for a retailer. Despite the setback in the core rental comp, the core rental business continues to be a strong cash generator, enabling the company to continue to improve its balance sheet, while Hollywood’s Game Crazy strategy again put up solid results that we believe represent a compelling opportunity for future growth.”

Recommendation	Buy	Buy
	Hold	Hold
	Sell	Sell

Han Solo Ownership Analysis

Ownership of Han Solo’s stock

	Basic Shares Held	Market Value	Percent (1)
Institutional Ownership:
Fidelity Management & Research Co.	6,821,080	$79,329,160	11.2%
Wellington Management Co. LLP	6,647,780	77,313,681	10.9%
Barclays Global Investors, N.A.	2,973,916	34,586,643	4.9%
American Century Investment Management, Inc.	2,800,104	32,565,210	4.6%
Wells Capital Management, Inc.	2,374,380	27,614,039	3.9%
Friess Associates LLC	2,116,700	24,617,221	3.5%
Vanguard Group	1,352,664	15,731,482	2.2%
Mazama Capital Management, Inc.	1,328,000	15,444,640	2.2%
Reich & Tang Asset Management LP	1,270,300	14,773,589	2.1%
INVESCO Funds Group, Inc.	1,246,470	14,496,446	2.0%
AIM Management Group, Inc.	1,211,900	14,094,397	2.0%
Sirios Capital Management LP	1,202,880	13,989,494	2.0%
WM Advisors, Inc.	1,046,500	12,170,795	1.7%
PAR Capital Management, Inc.	1,000,000	11,630,000	1.6%
Putnam Investment Management, Inc.	960,826	11,174,406	1.6%
Top 15 Institutions	34,353,500	$399,531,205	56.5%
Other Institutions	21,990,751	255,752,434	36.2%
Total Institutional Ownership	56,344,251	$655,283,639	92.6%

Total Insider Ownership	3,445,346	40,069,374	5.7%
Retail and Others	1,041,454	12,112,110	1.7%
Total Basic Shares Outstanding	60,831,051	$707,465,123	100.0%
Float	57,390,000	667,445,700	94.3%
Insider Ownership (2):
Mark Wattles	3,227,600	$37,536,988	5.3%
Douglas Glendenning	160,000	1,860,800	0.3%
William Zebe	38,946	452,942	0.1%
Donald Ekman	18,800	218,644	0.0%
Total Insider Ownership	3,445,346	$40,069,374	5.7%

Note:

1	Percentage of basic shares outstanding
2	Excludes stock options

SECTION4

Overview of UBS

Overview of UBS AG

UBS is among the largest and most highly rated financial institutions in the world

•	Total assets of $1.6 trillion

•	Equity market value of $70 billion

•	Last twelve months revenue of $25 billion

•	Credit ratings: (Moody’s / S&P): Aa2/AA+

•	67,000 employees globally, 40% in the US

•	Financial strength to support the investment bank

•	Deep pockets to underwrite loans and finance buyouts, block trades and overnight bought transactions

Market Capitalization (US$ in billions)

Top Global Asset Managers

Overview of UBS AG

Corporate and Institutional Clients

•        No. 4 in international equity and equity-linked issuance

•        No. 4 in global research with 18 Institutional Investor ranked analysts

•        No. 6 in M&A business globally in 2003

•        87 stock exchange memberships in 31 countries

•        A global leader in secondary equities

•        Leading distributor of non-US equities globally

•        A top ten issuer of International and Eurobonds

•        Leading foreign exchange trader

•        Energy trading operation established in February 2002

Private Equity

•        Executed as UBS Capital

•        Investing US$2.15 billion of UBS and third-party funds, primarily in unlisted companies

•        13 offices covering over 30 countries

Wealth Management and Business Banking

Private Banking

•        World’s largest private bank

•        140 years of private banking experience

•        84 offices worldwide

•        US$510 billion of invested assets

•        Over 3,000 client advisors

Business Banking Switzerland

•        Leading retail and commercial bank in Switzerland

•        US$154 billion of invested assets

•        Loan portfolio of US$89 billion

– 25% of Swiss market

•        A network of 336 locations serving four million private clients and 190,000 corporate clients

•        5,000 client advisors

Wealth Management USA (Private Clients)

•        One of the top US wealth managers

•        Fourth largest private client business in the US

•        8,284 client advisors

•        1.95 million client relationships with US$459 billion of invested assets

•        Over 400 offices across the US

Institutional Asset Management • A leading institutional asset manager and fund provider • US$419 billion of invested assets • 15 locations in the US, Europe and Asia

A global, integrated investment services firm

UBS—The World’s Best Bank

UBS and Goldman Sachs Ranked #1 and #2 in The Economist’s 2003 Investment Banks Survey Across Nearly All Major Categories	Named “Bank of the Year” by Investment Dealer’s Digest—The first non-US owned financial institution to win this award

Named “The World’s Best Bank” in Euromoney’s 2003 Awards for Excellence	Named “The World’s Best Investment Bank” in Euromoney’s 2002 Awards for Excellence

UBS Global Retail Group

Our retail team operates on a global basis in response to the global needs of our clients

In addition, there are over 70 dedicated consumer products bankers worldwide

23SECTION 4Overview of UBS

Mergers and Acquisitions

M&A Worldwide including US 12/31/03

Rank	Advisor	Rank Value (US$mm)	No. of Deals	Market Share (%)
1	Citigroup	219,643	307	16.5
2	Goldman Sachs & Co	392,700	298	29.5
3	Credit Suisse First Boston	153,229	294	11.5
4	JP Morgan	206,354	291	15.5
5	UBS	152,082	257	11.4
6	Morgan Stanley	239,465	239	18.0
7	Rothschild	82,124	195	6.2
8	Merrill Lynch & Co Inc	213,486	191	16.0
9	Lazard	154,153	188	11.6
10	Lehman Brothers	147,195	180	11.0

Source: Thomson Financial Securities Data

2003	2002

Advisor on series of transactions totaling ¥17.4bn, increasing Polo’s direct management of its Japanese business	Co-advisor to Diageo on $2.3 billion sale of Burger King to a financial sponsor consortium

Selected Retail M&A Experience

2002	2002

M&A advisor to Blackstone on acquisition of majority interest in Columbia House. Joint lead arranger on US$175 million senior secured	Advisor on US$546.6 million aborted sale to Bruckmann, Rosser, Sherill & Co.

2001	2000

Advisor on the sale of the company to J.G. Durand Industries	Advisor to Noodle Kidoodle, Inc. on merger into Zany Brainy, Inc.

2000	2000

Advisor to Lillian Vernon Corporation in acquisition of the assets of Rue de France, Inc.	Advisor on C$2.55 billion acquisition of Shoppers Drug Mart

UBS M&A Special Committee Expertise

Year	Client	Size (Smm)	Transaction
2003	Right Management Consultants	607	Sale to Manpower
	Evercore	1,500	Recapitalization of American Media
	PrintCafé	34	Unsolicited after by Creo and ultimate sale to EFI

2002	El Paso Energy Partners	828	Acquisition of select midstream assets of El Paso Corporation
	Nationwide Financial	353	Sale of Gartmore Global Investments to Nationwide Mutual Insurance
	Omega Worldwide	119	Sale to Four Seasons Health Care

2001	Springs	1,200	Recapitalization involving Springs’ majority shareholder and Heartland Industrial Partners
	Sodexho Marriott	1,100	Sale of a 52% stake to Sodexho Alliance
	Bacou USA	614	Representing minority shareholder in connection to sale to Dalloz
	Equity One	278	Acquisition of Centrefund Realty Corporation
	Collins & Aikman	250	Sale of 57% of its stock to Heartland Industries
	Captec	124	Sale to Commercial Net Lease Realty
	El Paso Energy Partners	na	Acquisition of the Chaco cyrogenic natural gas processing facility

2000	MidAmerican Energy	9,000	Sale to Berkshire Hathaway
	Medical Manager	1,700	Sale to Healtheon/WebMD
	Lumisys	40	Sale to Eastman Kodak
	Protection One	304	Sale of the European operations of Protection One to Westar Capital
	HCR ManorCare	na	Possible management-led buyout

1999	VWR Scientific Products	581	Sale of 51% to Merck KG&A that it didn’t already own
	Pacificare Systems	500	Recapitalization involving the collapse of its dual share voting structure
	The Presley Companies	310	Merger with William Lyon Homes
	Fuisz Technologies Ltd.	243	Sale to Biovail Corporation

1998	Lafarge Corporation	690	Acquisition of the North American assets of Redland PLC from Lafarge SA
	Amax Gold Inc.	366	Merger with Kinross Gold

1997	Loctite Corporation	1,300	Sale of the remaining 65% to Henkel KG&A that it didn’t already own
	Enron Global Power & Pipelines LLC	460	Sale of 48% publicly held interest to its parent, Enron
	The O’Gara Company	105	Acquisition of Kroll Holdings, Inc.

1996	Levi Strauss	4,300	Recapitalization
	Peregrine Real Estate Trust	21	76% interest in California REIT